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Exhibit 23.3

Consent of Independent Auditors

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated December 23, 2002 (except for Note 6, paragraph 2, as to which the date is May 29, 2003), with respect to the 2001 consolidated financial statements and schedule of HM Publishing Corp. (formerly Houghton Mifflin Company) and Subsidiaries, included in Amendment No. 2 to the Registration Statement No. 333-110720 (Form S-4) and related Prospectus of HM Publishing Corp. for the registration of $265,000,000 of 11 1/2% Senior Discount Notes due 2013.

/s/ ERNST & YOUNG LLP

New York, New York
April 20, 2004

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Consent of Independent Auditors